SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

IndexIQ Active ETF Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

800 Westchester Drive, Suite N-611

Rye Brooke, New York 10573

Telephone Number (including area code):

(914) 697-4947

Name and address of agent for service of process:

Adam S. Patti

800 Westchester Drive, Suite N-611

Rye Brooke, New York 10573

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes [X] No [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this notification of registration to be duly signed on its behalf by the undersigned, duly authorized, in the City of Rye Brook and the State of New York on the 21st day of August, 2012.

INDEXIQ ACTIVE ETF TRUST

By:	/s/ Adam S. Patti
Adam S. Patti
President